Exhibit 99.1

American Finance Trust, Inc. (NASDAQ:AFIN) Q2 2019 Earnings Conference Call

Executives

Michael Weil - President & CEO

Katie Kurtz – CFO

Zachary Pomerantz – Senior Vice President, Asset Management

Louisa Quarto – Executive Vice President

Operator

Good morning and welcome to the American Finance Trust Second Quarter Earnings Call. [Operator Instructions]. I would now like to turn the conference over to Louisa Quarto, Executive Vice President. Please go ahead.

Louisa Quarto

Thank you, operator. Good morning everyone and thank you for joining us for AFIN's Second Quarter 2019 Earnings Call. The call is being webcast in the Investor Relations section of AFIN's website at www.americanfinancetrust.com.

The following information contains forward-looking statements, which are subject to risks and uncertainties. Should one or more of these risks or uncertainties materialize, actual results may differ materially from those expressed or implied by the forward-looking statements. We refer all of you to our SEC filings including the Annual Report on Form 10-K for the year ended December 31, 2018 filed on March 7, 2019 and all other filings with the SEC after that date for a more detailed discussion of the risk factors that could cause these differences.

Any forward-looking statements or portfolio information provided during this conference call are only made as of the date of this call. As stated in our SEC filings, AFIN disclaims any intent or obligation to update or revise these forward-looking statements or portfolio information except as required by law. During today's call, we will discuss non-GAAP financial measures, which we believe can be useful in evaluating the company's financial performance. These measures should not be considered in isolation or as a substitute for our financial results prepared in accordance with GAAP. A reconciliation of GAAP net income to the non-GAAP measures can be found in our earnings release, supplement and Form 10-Q, all of which is posted on our website at www.americanfinancetrust.com.

I will now turn the call over to our CEO, Mike Weil.

Mike Weil

Thanks Louisa. Good morning to our shareholders and other participants, and thank you for joining us. With me today on the call are Katie Kurtz, our Chief Financial Officer and Zach Pomerantz, Senior Vice President of Asset Management. I will provide an overview of our strong second quarter results and discuss the ongoing success we are having building out our best in class portfolio. Katie will provide additional financial details and Zach will discuss our leasing, asset management and pipeline in greater detail and then we will take all questions.

We believe that the attentive and active management of our portfolio through acquisitions, dispositions and redeployment of net sales proceeds complements the rent growth that is embedded in our leases to result in a truly best in class portfolio.

During the quarter, we increased our AFFO to $30.0 million or $0.28 per share, up 12% or $0.03 per share over the first quarter 2019. For the first six months of 2019, we recorded AFFO per share of $0.53/share and FFO of $0.48/share. We also completed, through a subsidiary, our first Asset Backed Security offering with a $242 million, 8-year weighted average term deal with a weighted average interest rate of 4.2%. The Class A-1 notes received a AAA rating from Standard & Poor's and the Class A-2 notes were rated A. Finally, we had an active quarter of real estate transactions, continuing our portfolio management strategy that we believe will benefit the portfolio in the future.

This quarter we maintained our focus on service retail with the acquisition of 32 properties for almost $70 million, all of which are leased to service retail tenants. Tenants of the newly acquired properties include Pizza Hut, Mountain Express convenience stores, and Fresenius. We now own 53 Pizza Huts whose parent company, Yum! Brands, recently reported a very strong quarter, based in part on their Pizza Hut segment posting a 2% rise in the same-store sales and an 18% increase in operating profit.  Similarly, Exxon Mobil and Chevron, whose fuel is sold at Mountain Express, reported increased profits in the second quarter as well. We believe our strategy of owning service retail assets is insulated from the potential impact of unpredictable and rapidly changing trade policies and will continue to grow this segment of our portfolio. Zach will provide more detail on our acquisitions later in the call and will also speak about our leasing activity in the single and multi-tenant portfolios.

I'd like to take a moment to discuss the dispositions we completed this quarter. We will remain net buyers of real estate, but in the second quarter we closed on some opportunistic sales we want to highlight. As we've said in prior calls, we will selectively sell assets from our portfolio when we can do so opportunistically in order to redeploy net proceeds into accretive acquisitions that meet our long-term goals. We'll also consistently evaluate our portfolio to identify potential strategic sales that will have a positive impact on the company as a whole.

In the second quarter we completed both of these types of transactions. We sold a distribution center, an office building and two vacant bank branches formerly leased to SunTrust along with six occupied SunTrust bank branches. The distribution center we sold was leased to C&S Wholesale Grocer and had only 4.2 years remaining on the lease. The asset was rent-paying, but was mostly dark and the lease was not expected to be renewed. By selling the property with four years of rent remaining we believe we maximized the value of the property and booked a $2.5 million gain, with a total return of almost 25% during the time we were the owner. The office property we sold was leased to American Express Travel Related Services and located in Salt Lake City, Utah. This asset had less than one year of lease term remaining and American Express had notified us that they were not going to renew the lease. A significant sum of money would have been needed to retrofit and re-lease the property and the sale avoided that risk for AFIN while preserving a 17% total return on the initial purchase of the building while booking a $5.8 million gain. Both of these sales extended our average portfolio lease duration and reduced our exposure to property types that are outside of our retail focus, but temporarily impacted our portfolio occupancy level and NOI while the proceeds are being redeployed.

As we have in prior quarters, we opportunistically sold 6 occupied SunTrust bank branches during the second quarter which we plan to redeploy into accretive acquisitions. When we renegotiated the leases for the portfolio of SunTrust bank branches there were 10, 12 and 15-year lease terms. To date, most of the occupied SunTrust branches we have sold, and all of the properties we are currently under agreement to sell, have been from the group of SunTrust leases that originally had a 10-year term and which currently have approximately 8 years of remaining lease term. Therefore, as we sell properties we are also extending the average lease term on the remaining SunTrust assets. The occupied SunTrust branches were sold at a weighted average cap rate of 5.4%. We are under contract to sell an additional 5 properties leased to SunTrust at a 5.5% weighted average cap rate, for an aggregate price of almost $21 million. The net proceeds of $12.8 million from the sales of these properties will be redeployed into our pipeline of primarily service retail assets, which has a weighted average cap rate of 7.6%, a 200 basis-point spread over the properties we sold.

As of June 30th, our portfolio consisted of 704 properties located in 43 states and the District of Columbia. We believe our portfolio is best-in-class among our peers. Our single-tenant portfolio, which makes up about two thirds of our straight-line rent, has no lease expirations this year or next, approximately 4% through 2022 and less than 10% through 2025. This is significantly less than our net lease peers were expecting at the end of last year. Similarly, we are confident in the credit quality of our leases. 82% of our top 10 tenants, portfolio-wide, and 76% of our single-tenant portfolio are leased to investment grade or implied investment grade tenants. Please refer to our earnings release for more information about what we consider to be implied investment grade tenants. Additionally, we employ similar analysis in a robust credit watch program with the goal of early identification of credit risks in order to maximize the effectiveness of renegotiation, replacement of tenants, or other strategic actions. No tenant with more than 1% of our rents can be found in this list.

Portfolio occupancy sits at 93.4% on 17.7 million square feet of rentable space. Across the portfolio, our leases include annual average annual escalators of 1.3% and have a weighted average remaining lease term of 9 years, an increase from 8.8 years last quarter and 8.6 years the quarter before that, despite the passage of three and six months, respectively.

Our 671 property single-tenant portfolio is 76% leased to investment grade tenants, up from 74% last quarter. Occupancy across the single-tenant portfolio is 99.1% with 1.3% average annual rent escalators, and a weighted-average remaining lease term of 11.3 years, up from 10.8 years in the first quarter. We are focused on growing the single-tenant segment of our portfolio and continue to find accretive opportunities that align with our investment objectives, including what we believe are attractive cap rates and long-duration leases.

Our multi-tenant portfolio continues to meaningfully contribute to our service-retail focus as we lease space to experiential and e-commerce defensive tenants. With 49% of rent coming from these types of tenants we seek to drive foot traffic to traditional retail tenants. Our 33 property, 7.2 million square foot multi-tenant portfolio has an executed occupancy of 88.0% with 1.4% average annual rent escalators, and a weighted-average remaining lease term of 4.9 years. Across the multi-tenant portfolio, with almost $88 million in annual straight line rent, approximately 5% of leases expire within the next two years and only 4% of leases expire the year after that. Our asset management team remains focused on renewing our minimal upcoming lease maturities and has found sustained success in their efforts, as Zach will further discuss.

In the last few quarters we have discussed the pending merger between SunTrust and BB&T. On July 30th, the shareholders of SunTrust approved the merger, and I want to take the opportunity to reiterate the leases at the occupied SunTrust properties we currently own all include 1.5% annual rent escalators. Further, AFIN is contractually entitled to receive rent payments from these SunTrust properties through the full duration of the lease term, which averages over 10 years remaining. We will of course continue to monitor the merger and maintain a good relationship with the real estate professionals at the banks.

Let me hand it over to Katie now to provide additional detail on our financial results. Katie?

Katie Kurtz

Thanks Mike. We ended the second quarter with net debt, which is total debt less cash and cash equivalents, of $1.5 billion at a weighted-average interest rate of 4.6%. The components of our net debt include $258 million drawn on the credit facility, $1.3 billion of secured mortgage debt and cash and cash equivalents of $91.2 million. Liquidity, which we measure as undrawn availability under our credit facility plus cash and cash equivalents, stood at $147.6 million at June 30, 2019.

As Mike touched on, one of our subsidiaries successfully completed an ABS, or asset backed security, offering at the end of May, issuing $242 million of long-term fixed-rate notes. The net proceeds from the sale of the notes were used to repay $205 million of indebtedness, the majority of which was amounts drawn on our corporate credit facility. The notes were issued in two classes and rated by Standard & Poor’s. The $121 million seven-year Class A-1 notes were rated AAA and carry an interest rate of 3.8%. The $121 million 10-year Class A-2 notes were rated A and carry an interest rate of 4.5%. The weighted average interest rate on both classes of notes combined is 4.2%. On a consolidated basis, this debt issuance provides AFIN with additional flexibility at an attractive cost of capital and extends the weighted average life of our indebtedness from 3.8 to 4.1 years as of June 30, 2019. Accessing long-term, fixed rate financing through multiple channels allows AFIN to effectively manage our high-quality portfolio.

The company’s net debt to gross asset value, or total assets plus accumulated depreciation and amortization, was 39%, remaining neutral versus the first quarter. Our debt to annualized Adjusted EBITDA, adjusted for the second quarter lease termination fee of $7.6 million, was 7.9x at June 30, 2019.

We reported our second quarter revenue of $79.1 million as compared to $71.5 million for first quarter 2019. Our FFO attributable to common stockholders was $24.4 million for the second quarter 2019, compared to $26.8 million in the prior quarter. AFFO attributable to common stockholders was $30.0 million for the second quarter 2019 as compared to $26.3 million in the first quarter 2019. For the second quarter, AFFO was up 12%, $0.28 on a per share basis, compared to $0.25 on a per share basis for the first quarter of 2019. These increases were driven by a $7.6 million lease termination payment from Lowes at one of our multi-tenant properties and were partially offset by $1.4 million of derivative termination costs associated with the ABS financing. As always, a reconciliation of GAAP net income to non-GAAP measures can be found in our earnings release, supplement and Form 10-Q, all of which are posted on our website at www.americanfinancetrust.com.

The company paid dividends of $29.2 million or $0.275 per share during the quarter to stockholders of record as of April 10, 2019, May 8, 2019 and June 10, 2019.

I'll pass it over to Zach to discuss our real estate acquisition, dispositions and leasing activity in greater detail.

Zach Pomerantz

Thanks, Katie. We acquired $70 million of exclusively service retail properties during the quarter. The 32 properties we acquired have a weighted average remaining lease term of 15.8 years and total about 181,000 rentable square feet. These properties were acquired at what we believe to be an attractive weighted average cash cap rate of 7.3% and a weighted-average GAAP cap rate of 8.3%. Acquisitions included portfolios of Fresenius, IMTAA, Pizza Hut, and Mountain Express leased properties. Since the beginning of 2017, we have closed on 301 single tenant acquisitions, of which 88%, by annualized straight line rent, are leased to service retail tenants. These 300+ acquisitions have a weighted average remaining lease term of 17 years.

As of quarter the end, we had executed nine new leases totaling 73,950 square feet where the tenant has taken possession. Our multi-tenant executed occupancy stands at 88.0% at the end of the quarter, which includes 10 leases totaling over 210,00 square feet where the tenant has not yet taken possession.

A great example of our asset management strategy was the successful replacement of a dark Lowes with an At Home and a 24-Hour Fitness who signed new 10 and 15-year leases, respectively. The approximately $7.6 million lease termination payment from Lowes is expected to cover the approximately $6.6 million of estimated buildout costs and free rent related to releasing the space. We are extremely pleased with the increased foot traffic, extended lease duration and managed capital costs achieved through this process.

Similarly, at Jefferson Commons in Louisville, Kentucky, we recently signed a new 10-year lease with Ulta to bring the center occupancy up to 99% from 94%. At Northwood Marketplace in North Charleston, South Carolina we also signed a new 10-year lease with Aldi to replace an in-place Barnes & Noble with minimal down time, generating substantial cash flow and positively impacting foot traffic at the center.

On the disposition side, as Mike touched on earlier, we sold ten properties: eight leased or formerly leased to SunTrust, an American Express office and a C&S distribution center during the second quarter for gross proceeds of $93.6 million, of which $73.9 million was used to repay related debt. Eight properties had leases in place and two were formerly leased to SunTrust. As of quarter end, we owned 131 occupied SunTrust branches, comprising 7.9% of our overall portfolio based on straight line rent. The SunTrust disposition plan for vacant properties nears completion with only one unoccupied branch remaining as of July 15th, which we are actively marketing. The sale of the American Express office reduced our office exposure to only 10% of our portfolio, two-thirds of which is one asset that is leased to Sanofi in New Jersey. Sanofi is a AA rated credit and the office campus we own is their US headquarters. The lease has 13.5 years remaining and includes 1.5% annual rent escalations. This is a high-quality lease with a credit rated tenant, and we believe it fits nicely in our portfolio.

Our forward-looking acquisition pipeline, as of July 15th, 2019, consists primarily of service retail properties including locations leased to IMTAA, Caliber Collision, Checkers and Mister Car Wash, as well as traditional retail leased to Dollar General. The total purchase price for the pipeline, assuming we complete all of them, is approximately $38 million with a weighted average cap rate of 7.6% and a weighted average remaining lease term of 13.9 years. Combined with the properties we closed in the first and second quarter, we have 117 properties either closed or in the pipeline at a weighted average cap rate of 8.1% and a weighted average remaining lease term of 15.9 years. We are excited about the opportunities we are currently seeing in the market and look forward to expanding our portfolio.

Mike, I’ll turn it back to you.

Mike Weil

Thanks, Zach.

The second quarter for AFIN was another quarter of steady execution on our portfolio strategy with improved earnings for the company. Our first ABS offering was very successful and we were able to sell Series A preferred stock above the issue price from last quarter, raising substantial funds for acquisitions at what we believe is an effective cost. The property sales we closed were timely and ultimately beneficial to the company, while the acquisitions we made were entirely aligned with our service retail focus. We look forward to continuing to execute on our strategy in the second half of 2019.

[Operator], please open up the line for questions.

Question-and-Answer Session